Exhibit 10.3

DIAMOND OFFSHORE DRILLING, INC.

SUPPLEMENTAL SEVERANCE PLAN

ARTICLE I

INTRODUCTION AND ESTABLISHMENT OF PLAN

The Board hereby adopts, as of the Effective Date, the Diamond Offshore Drilling, Inc. Supplemental Severance Plan (the “Plan”). The Plan is intended to offer severance benefits to Participants in the event of certain terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is intended to be and will be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases will have the following respective meanings unless the context clearly indicates otherwise.

2.1    Appeals Committee. The term “Appeals Committee” has the meaning set forth in Section 7.2(d).

2.2    Base Salary. The term “Base Salary” means the Participant’s annual rate of base salary payable by the Company (exclusive, among other things, of bonuses and special allowances) as in effect immediately prior to the Participant’s Qualifying Termination, but without giving effect to any reductions in Base Salary effective on or after August 1, 2021.

2.3    Board. The term “Board” means the Board of Directors of the Company.

2.4    Cause. For purposes of the Plan, the term “Cause” means either of the following:

(a)    The Participant is convicted of, or pleads guilty or nolo contendere to, a felony; or

(b)    The Participant engages in conduct that constitutes either (i) a material and willful breach of the Participant’s duties, (ii) willful, or reckless, material misconduct in the performance of the Participant’s duties, or (iii) willful, habitual neglect of the Participant’s material duties; provided, however, that for purposes of clauses (ii) and (iii), Cause shall not include any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of the Company (without any intent by the Participant to gain, directly or indirectly, a profit to which the Participant is not legally entitled).

2.5    CIC Qualifying Termination. The term “CIC Qualifying Termination” means (a) the Company’s termination of the Participant’s employment for a reason other than for Cause (and not as a result of the Participant’s death or Disability) or (b) the Participant’s resignation for Good Reason.

2.6    COBRA. The term “COBRA” has the meaning set forth in Section 4.2(b).

2.7    Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8    Company. The term “Company” means Diamond Offshore Drilling, Inc.

2.9    Disability. The term “Disability” means the Participant’s inability to perform the essential duties, responsibilities and functions of the Participant’s position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. The Participant shall cooperate in all respects with the Company if a question arises as to whether the Participant has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

2.10    Effective Date. The term “Effective Date” means September 21, 2021.

2.11    ERISA. The term “ERISA” has the meaning set forth in the Introduction.

2.12    Good Reason. The term “Good Reason” means (a) a reduction in the Participant’s Base Salary (other than an across-the-board reduction of not more than 10% that impacts all similarly-situated senior executives of the Company equally, provided that any such reduction or reductions shall have no effect on the Participant’s Base Salary or Target Bonus for purpose of calculating Severance Benefits under Section 4.2 or on the payment of accrued unused vacation or other amounts to be paid as part of the Participant’s Severance Benefits); (b) the failure to provide an annual target bonus opportunity equal to a percentage of the Participant’s Base Salary that is no less favorable than the annual target bonus opportunity established for similarly-situated senior executives of the Company for the applicable year (but in any event no less than the Target Bonus); (c) the failure to provide a long-term incentive opportunity that is no less favorable than such opportunity established for similarly-situated senior executives of the Company; (d) any diminution in the Participant’s title or material diminution in the Participant’s authority, duties or responsibilities, including with regard to the surviving company on or following a Change in Control; (e) any material violation by the Company of the terms of this Plan or any other material agreement with the Participant; (f) upon a Change in Control, a successor to the Company failing to expressly assume this Plan; or (g) after a Change in Control, the Company requiring the Participant regularly to perform his or her duties of employment beyond a 50-mile radius from the location of the Participant’s employment immediately prior to the Change in Control; provided that no termination shall be deemed to be for Good Reason unless (i) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 60 days after the initial existence of the occurrence of such facts or circumstances (or, if later, the time at which the Participant knew or reasonably should have known of its existence), (ii) the Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice, and (iii) the effective date of the termination for Good Reason occurs no later than 180 days after the initial existence of the facts or circumstances constituting Good Reason. For the avoidance of doubt, Good Reason cannot be based on the Company’s annual target bonus opportunity or program in effect for 2021, including the Company’s failure to provide such a program for 2021.

2.13    Participant. The term “Participant” means each person listed in Exhibit A; provided, for the avoidance of doubt, that any person listed on Exhibit A who has experienced a termination from the Company for any reason prior to the Effective Date shall not be a Participant.

2.14    Plan. The term “Plan” has the meaning set forth in the Introduction.

2.15    Plan Administrator. The term “Plan Administrator” shall mean the named fiduciaries of the Plan as described in Section 7.1.

2.16    Qualifying Termination. The term “Qualifying Termination” means (a) the Company’s termination of the Participant’s employment for a reason other than for Cause, (b) the Participant’s resignation for Good Reason, (c) the Participant’s death or (d) the termination of the Participant’s employment as a result of the Participant’s Disability.

2.17    Release. The term “Release” has the meaning set forth in Section 4.1.

2.18    Severance Benefits. The term “Severance Benefits” means the benefits described in Article IV that are provided to Participants under the Plan.

2.19    Target Bonus. The term “Target Bonus” shall mean the Participant’s annual target bonus opportunity as provided in Exhibit A.

ARTICLE III

ELIGIBILITY

3.1    Participants. Each Participant will be a Participant in the Plan as of the Effective Date.

ARTICLE IV

SEVERANCE BENEFITS

4.1    Eligibility for Severance Pay. A Participant will be eligible to receive Severance Benefits under the Plan only upon a Qualifying Termination and provided the Participant returns (and does not thereafter revoke) within 60 days after the date of the Participant’s Qualifying Termination an executed Separation Agreement and Release of Claims substantially in the form attached as Exhibit B (the “Release”).

4.2    Amount of Severance Benefits. A Participant entitled to Severance Benefits under Section 4.1 will be entitled to the Severance Benefits as set forth in this Section 4.2. A Participant will be entitled to the “Standard Severance Multiple” (as set forth in Exhibit A”) upon a Qualifying Termination and, in lieu of the Standard Severance Multiple, a Participant will be entitled to the “CIC Severance Multiple” (as set forth in Exhibit A) upon a CIC Qualifying Termination that occurs within six months prior to, or within one year following, a Change in Control (as defined in the Company’s 2021 Long-Term Incentive Plan, provided that such Change in Control constitutes a “change in control event” under Section 409A of the Code).

(a)    Cash Severance. Each eligible Participant will be paid a cash lump sum in an amount equal to (x) the applicable Severance Multiple set forth in Exhibit A multiplied by (y) the sum of the Participant’s Base Salary and Target Bonus.

(b)    COBRA Coverage. If the Participant timely and properly elects continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s health care plan, the Company will pay the cost of the Participant’s COBRA continuation coverage (the “COBRA Coverage”) for (x) the 12-month period following the date of the Participant’s Qualifying Termination, if the Severance Multiple is 1.0X and (y) the 18-month period following the date of the Participant’s CIC Qualifying Termination if the Severance Multiple is 1.5X.

(c)    Time and Form of Payment. The Severance Benefits payable pursuant to Section 4.2(a) will be paid in a single lump sum payment promptly after the date the Release becomes irrevocable; provided that any portion of the Severance Benefits payable pursuant to Section 4.2(a) constitute “deferred compensation” within the meaning of Section 409A of the Code such payments will be paid in a single lump sum payment on the date that is sixty days after the date of the Participant’s Qualifying Termination, but no later than two and one half months following the last day of the calendar year that includes the date of the Participant’s Qualifying Termination; provided, further, that if the Participant experiences a CIC Qualifying Termination within six months prior to a Change in Control, and upon a Change in Control the Participant’s CIC Severance Multiple is 1.5X, the additional cash severance will be paid in a lump sum on the later of (x) the Change in Control and (y) the date that is sixty days after the date of the Participant’s CIC Qualifying Termination, in each case subject to the requirements of Section 4.1(a). The Severance Benefits payable pursuant to Section 4.2(b) will be paid directly to the Participant or will be reimbursed to the Participant promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, will not affect any payments or reimbursements in any other calendar year, and will not be subject to liquidation or exchange for any other benefit. The taxable year in which any Severance Benefit under Section 4.2 is paid will be determined in the sole discretion of the Company, and the Participant will not be permitted, directly or indirectly, to designate the taxable year of payment. Notwithstanding the foregoing, if the Participant has not timely returned the Release, or subsequently revokes the Release, the Participant will forfeit all Severance Benefits. For the avoidance of doubt, upon a Qualifying Termination for reason of the Participant’s death or Disability, the Participant’s estate or the Participant, as applicable, shall be entitled to the Severance Benefits.

(d)    Withholding. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

(e)    Other Benefits. For the avoidance of doubt, eligible Participants shall also be entitled to receive their accrued but unpaid salary, accrued unused vacation (if any), earned but unpaid annual incentive bonuses owed after completing the plan year under the terms of the applicable bonus plan and all other benefits and reimbursements due through the effective date of termination of employment, including, without limitation, any amounts to which Participant is eligible under the Company’s Supplemental Executive Retirement Plan in accordance with the terms of that plan, reimbursement for documented business expenses incurred by Participant for which Participant has not been reimbursed, continuation of insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law and any other amounts, rights or benefits provided for in the Release. On the effective date of termination of employment, Participant’s rights regarding outstanding unvested restricted stock units or other long-term incentive plan benefits awarded to Participant shall be as provided for in the Company’s 2021 Long-Term Stock Incentive Plan or other applicable long-term incentive program maintained by the Company and the award agreements related thereto. For the avoidance of doubt, the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the effective date of termination of employment, or otherwise, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Participant or others.

ARTICLE V

SUCCESSOR TO COMPANY

The Plan will bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company will require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, will mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

The Board may amend, modify or terminate, in whole or in part, any or all of the provisions of the Plan (including any appendices or exhibits thereto) at any time; provided, however, that in no event shall any amendment, modification or termination to the Plan (or any appendix or exhibit thereto) adversely affect the rights of a Participant hereunder, including, without limitation, any such amendment that would (x) cause an individual to cease to be a Participant, or (y) adversely affect the Severance Benefits potentially payable to a Participant (including, without limitation, imposing additional conditions or modifying the amount or timing of payment) without the prior written consent of the affected Participant, unless such amendment is required by applicable law.

ARTICLE VII

PLAN ADMINISTRATION

7.1    Named Fiduciary; Administration. A committee composed of the Company’s General Counsel; Chief Financial Officer and Vice President of Human Resources is the named fiduciary of the Plan and will be the Plan Administrator, unless otherwise determined from time to time by the Board. The Plan Administrator will review and determine all claims for benefits under the Plan.

7.2    Claim Procedure.

(a)    If a Participant or his or her authorized representative (referred to in this Article VII as a “claimant”) makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company will treat it as a claim for benefits.

(b)    All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Diamond Offshore Drilling, Inc. Severance Plan

Attention: Plan Administrator

c/o General Counsel

15415 Katy Freeway, Suite 100

Houston, Texas 77094

The Plan Administrator will have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator will initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(c)    Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator will notify the claimant in writing of such denial and will advise the claimant of his or her right to a review thereof. Such written notice will set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification will include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice will be given to the claimant within a reasonable period of time, but not to exceed thirty (30) days, after the claim is received by the Plan Administrator.

(d)    Appeals. Any claimant whose claim for benefits is denied in whole or in part may appeal, or his or her duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee will be composed of the Company’s General Counsel; Chief Financial Officer and Vice President of Human Resources. The Appeals Committee will give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his or her request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Diamond Offshore Drilling, Inc. Severance Plan

Attention: Appeals Committee

c/o General Counsel

15415 Katy Freeway, Suite 100

Houston, Texas 77094

The request for review will set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.

(e)    Review of Appeals. The Appeals Committee will act upon each request for review within thirty (30) days after receipt thereof. The review on appeal will consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee will have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.

(f)    Decision on Appeals. The Appeals Committee will give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice will set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice will also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice will also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a). If the Appeals Committee has not rendered a decision on a request for review within 30 days after receipt of the request for review, the claimant’s claim will be deemed to have been approved. The Appeals Committee’s decision will be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.

(g)    Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment will be made to the claimant within 30 days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.

(h)    Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period will extend until the next following business day.

7.3    Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 7.2 of the Plan will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

ARTICLE VIII

MISCELLANEOUS

8.1    Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Company or the policies of the Company regarding termination of employment.

8.2    Unfunded Plan Status. All payments pursuant to the Plan will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but will not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

8.3    Validity and Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

8.4    Anti-Alienation of Benefits. No amount to be paid hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

8.5    Governing Law. The validity, interpretation, construction and performance of the Plan will in all respects be governed by the laws of Texas, without reference to principles of conflicts of law, except to the extent pre-empted by Federal law.

IN WITNESS WHEREOF, this Diamond Offshore Drilling, Inc. Supplemental Severance Plan has been adopted by the Board to be effective as of the Effective Date.

DIAMOND OFFSHORE DRILLING, INC.

By:

Exhibit A

List of Participants and Target Bonus Opportunity

Name	Target Bonus (% of Base Salary)	Severance Multiple
		Standard Severance Multiple	CIC Severance Multiple
Ron Woll	70%	1.0X	1.5X
Scott Kornblau	50%	1.0X	1.5X
David Roland	50%	1.0X	1.5X
Dominic Savarino	50%	1.0X	1.5X
Jon Richards	50%	1.0X	1.5X
Neil Hall	50%	1.0X	1.5X
Samir Ali	50%	1.0X	1.5X
Aaron Sobel	50%	1.0X	1.5X

A-1

Exhibit B

Separation Agreement and Release of Claims

[See Attached]

B-1

Exhibit B to Severance Plan

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Diamond Offshore Drilling, Inc. (the “Company”) and [●] (“Executive” and, together with the Company, the “Parties”).

R E C I T A L S

WHEREAS, the Parties desire to enter into a written separation agreement to reflect the terms upon which, effective as of the Separation Date (as defined below), Executive shall cease to serve as [●] of the Company and shall otherwise terminate his employment with the Company; and

WHEREAS, Executive is entitled to certain payments under the Diamond Offshore Drilling Inc. Supplemental Severance Plan, effective as of [●] (the “Severance Plan).

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each, the Parties agree as follows:

AGREEMENTS

1.    Separation Date. The Parties agree that Executive shall terminate employment as [●] of the Company, effective as of [●] (the “Separation Date”) and that, as of such date, Executive shall be deemed to have resigned from all offices and directorships he then holds at the Company and its direct and indirect subsidiaries (collectively, the “Company Group”). If requested by the Company, Executive shall deliver written instruments of resignation evidencing such resignations.

2.    Separation Benefits.

(a)    The Company acknowledges and agrees that, subject to his execution and non-revocation of the Release (as defined below), Executive shall receive the payments to which he is entitled upon a “Qualifying Termination” under the Severance Plan, which payments and benefits shall be paid in accordance with the terms, and subject to the conditions, of the Severance Plan.

(b)    For purposes of clarity, so long as Executive fully complies with Section 4 herein and executes (and does not revoke) the release attached hereto as Exhibit A (the “Release”), such that by its terms the Release becomes irrevocable within 60 days after the Separation Date (such date, the “Release Effective Date”), then Executive shall be entitled to receive the following in accordance with Section 4.2 of the Severance Plan:

(i)    Executive shall be paid a cash lump sum in an amount equal to $[●], which represents (x) the sum of Executive’s Base Salary (as defined in the Severance Plan) and Executive’s Target Bonus (as defined in the Severance Plan and set forth in Exhibit A thereto), (y) multiplied by the applicable Severance Multiple (as defined in the Severance Plan and set forth in Exhibit A thereto) with such payment to be made at the time set forth in the Severance Plan; and

(ii)    If Executive timely and properly elects continuation of health care coverage pursuant to COBRA under the Company’s health care plan, the Company shall pay the cost of Executive’s COBRA continuation coverage for (x) the 12-month period immediately following the Separation Date, if the Severance Multiple is 1.0X and (y) the 18-month period immediately following the Separation Date, if the Severance Multiple is 1.5X, to the extent permitted by applicable law, with such payments paid directly to Executive or reimbursed to Executive promptly, but in any event no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, and such payments will not affect any payments or reimbursements in any other calendar year and will not be subject to liquidation or exchange for any other benefit.

(c)    The taxable year in which any of the severance payments or benefits under Section 2(b) herein are paid will be determined in the sole discretion of the Company, and Executive will not be permitted, directly or indirectly, to designate the taxable year of payment.

(d)    Executive shall be entitled to receive his base salary, accrued vacation (if any) and all benefits and reimbursements due through the Separation Date, including, without limitation, any amounts to which Executive is eligible under the Company’s Supplemental Executive Retirement Plan in accordance with the terms of that plan, reimbursement for documented business expenses incurred by Executive through the Separation Date for which Executive has not been reimbursed and continuation of insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law, payable in accordance with the Company’s standard payroll procedures, the terms of the applicable plan or such date as required by applicable law.

(e)    Executive hereby acknowledges that, except as otherwise specifically provided in this Agreement, Executive will not be entitled to any cash or non-cash consideration or other benefits of any kind from any member of the Company Group, including any payments or benefits to which Executive may have been entitled to under any Company equity plan and related award agreements or any other agreement with any member of the Company Group. For the avoidance of doubt, nothing in this Agreement shall negatively impact Executive’s right to indemnification to the extent permitted or authorized by the Company’s Certificate of Incorporation or Bylaws or coverage of Executive under any of Company’s director or officer liability insurance policies otherwise applicable to Executive.

(f)    The Company may withhold and deduct from any of the payments and benefits set forth herein all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

3.    Further Cooperation. Executive hereby agrees that following the Separation Date, Executive shall make himself reasonably available at mutually agreeable times as may be reasonably requested by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) from time to time, to participate on a limited basis in legal proceedings, investigations or audits on behalf of the Company. The Company shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation, subject to substantiation and documentation in accordance with the Company’s policies, and shall take such steps as are reasonably necessary to avoid conflicts with Executive’s other employment or activities.

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4.    Restrictive Covenants.

(a)    Confidentiality. The Executive agrees that as of the date hereof and at all times thereafter, he shall not reveal or utilize Confidential Information (as defined below) that he acquired during the course of, or as a result of, his employment with the Company and that relates to (x) the Company and any of its subsidiaries or affiliates or (y) any of the Company’s and its subsidiaries’ or affiliates’ customers, employees, agents and vendors. The Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the Company. As soon as practicable following the Separation Date, the Executive shall return all such Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding anything elsewhere to the contrary, the Executive (i) may disclose Confidential Information (A) to the Company and its subsidiaries and affiliates, or to any authorized agent or representative of any of them, (B) in confidence to any attorney or accountant actually retained by Executive for the purpose of securing professional advice (but not the Company’s privileged information), or (C) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with jurisdiction to order him to divulge, disclose or make accessible such information, and (ii) may disclose or use Confidential Information (A) with the Company’s prior written consent or (B) in connection with any proceeding under Sections 6 or 7(f) herein. In the event that the Executive is required to disclose any Confidential Information pursuant to clause (i)(C) or (ii)(B) of the immediately preceding sentence, he shall (1) promptly give the Company advance notice that such disclosure may be made and (2) not oppose and affirmatively cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. For purposes of this Agreement “Confidential Information” shall mean information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property and including, without limitation, information relating to data, finances, marketing, pricing, profit margins, claims, legal matters, loss control, marketing and business plans, software, processing, vendors, administrators, customers or prospective customers, products, brokers and employees), other than information, knowledge or data that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of this Section 4(a), or (y) is known or generally available to the public. Notwithstanding anything to the contrary herein, nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. For purposes of this Agreement, “Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, organization, business trust, or any other entity or organization, including a government or any subdivision or agency thereof.

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(b)    Non-Solicitation of Customers. The Executive agrees that, during the three (3) month period immediately following the Separation Date, he will not individually or in the service or on behalf of others, directly or indirectly, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any business from any customer of the Company or its subsidiaries, with whom the Executive had contact during the last twelve (12) months of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Company or its subsidiaries.

(c)    Non-Solicitation of Employees. The Executive agrees that, during the six (6) month period immediately following the Separation Date, he will not individually or jointly with others, directly or indirectly, (i) solicit any individual (other than his own personal assistant) who is then an employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company or its subsidiaries or to accept employment elsewhere or (ii) hire or offer to hire any such employee. Notwithstanding the foregoing, if the Executive places general advertisements seeking to hire individuals and such advertisements are not targeted at employees of the Company or its subsidiaries, such placement of advertisements, by itself, shall not be treated as a solicitation under this Section 4(c).

(d)    Return of Materials. The Executive agrees that, immediately following the Separation Date, he will return and surrender to the Company all property of the Company, including, but not limited to, originals and all copies, regardless of medium, of property belonging to the Company created or obtained by the Executive as a result of, in the course of, or in connection with his employment with the Company, regardless of whether such items constitute proprietary information; provided, however, that the Executive shall be under no obligation to return written materials acquired from third parties that are generally available to the public. Notwithstanding anything to the contrary in this Agreement or elsewhere, the Executive shall be entitled to retain: (i) computer-related equipment and accessories located at his home, (ii) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, mementos and Rolodexes, personal files and phone books (including information on personal and professional contacts in whatever form maintained), (iii) information relating to his compensation or to reimbursement of expenses, (iv) information that he reasonably believes may be needed for tax purposes, (v) his current business cell phone number and (vi) any other documents or information that relate to his personal entitlements or obligations.

5.    Scope of Covenants.

(a)    The Executive acknowledges that: (i) as a senior executive of the Company, he had access to confidential information concerning the entire range of businesses in which the Company and its subsidiaries were and are engaged; (ii) that the Company’s and its subsidiaries’ businesses are conducted world-wide; and (iii) that the Company’s and its subsidiaries’ confidential information, if disclosed or utilized without its authorization, would irreparably harm the Company and its subsidiaries in: (A) selling new business; (B) maintaining and establishing existing and new relationships with employees, agents, brokers and vendors; and (C) other ways arising out of the conduct of the businesses in which the Company and its subsidiaries are engaged.

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(b)    To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this Agreement be world-wide; (ii) its breadth include those segments of the entire offshore oil and gas drilling industry in which the Company and its subsidiaries conduct business; and (iii) the duration of the restrictions upon the Executive be as indicated herein.

(c)    The Executive agrees that the provisions of Section 4, and the Company’s enforcement of them, are reasonably necessary to protect the Company’s and its subsidiaries’ legitimate business and property interests and relationships, especially those that he was responsible for developing or maintaining.

(d)    If any one or more of the provisions contained in Section 4 shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

6.    Equitable Relief. The Executive agrees that any actual or threatened breach of the covenants set forth in Section 4 above could cause the Company and its subsidiaries irreparable harm. Therefore, in the event of any actual or threatened breach by the Executive of the provisions of Section 4 above, the Company shall be entitled to seek from any court with jurisdiction over the matter and the defendant(s), temporary, preliminary and/or permanent equitable/injunctive relief restraining the Executive from violating such provisions and to seek, in addition, money damages, together with any and all other remedies available under applicable law.

7.    Miscellaneous.

(a)    Complete Agreement; Waiver; Amendment. This Agreement shall be binding on the Parties as of the date hereof. As of the date hereof, this Agreement (including documents referred to herein) are the final, complete, and exclusive statement of expression of the agreement among the Parties with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements, and this Agreement shall supersede any prior agreements or understandings, whether formal or informal, between Executive and any member of the Company Group. This written Agreement may not be later modified except by a further writing signed by (i) a duly authorized officer of the Board (other than Executive) and (ii) Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(b)    Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

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(c)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)    Section 409A. The Parties agree that this Agreement is intended to be administered in accordance with Section 409A of the Internal Revenue Code of 1986 (together with Treasury Regulations and related written guidance from the Internal Revenue Service, “Section 409A”). It is the intention of the Parties that the compensation and benefits set forth in this Agreement be excluded from Section 409A as short-term deferrals or payments under the separation pay exemption. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A, and to the extent required, be subject to any applicable six (6) month delay for “specified employees”. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either Party. Notwithstanding the foregoing, nothing contained herein constitutes tax advice or provides any form of tax indemnity

(e)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States.

(f)    Dispute Resolution; Jurisdiction; Venue. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, whether in contract, tort or otherwise, shall be brought in the federal or state courts in Texas, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date set forth below.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

Date:

EXECUTIVE

[Executive Name]

Date:

[Signature Page to Separation Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of Diamond Offshore Drilling, Inc. (the “Company”), having an address at 15415 Katy Freeway, Suite 100, Houston, Texas 77094, as of             , 2021, by [●] (“Executive”). Executive agrees as follows:

The employment relationship between Executive and the Company and its subsidiaries and affiliates (collectively, the “Company”) terminated on [●] (the “Separation Date”).

In consideration of the payments, rights and benefits provided for in the Separation Agreement by and between the Company and Executive, dated [●] (the “Separation Agreement”) that are conditioned upon the effectiveness of this Release, the sufficiency of which Executive hereby acknowledges (the “Separation Terms”), Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Executive Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974 (excluding COBRA); the Fair Labor Standards Act; the Equal Pay Act; the Fair Credit Reporting Act; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”); the Family & Medical Leave Act; the Sarbanes-Oxley Act of 2002; the federal False Claims Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and its direct and indirect subsidiaries (collectively, the “Company Group”) and any of their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of any Company Group employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the Company Group and not in any individual capacity unrelated to the business of the Company Group).

Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has been given at least [twenty-one (21)][forty-five (45)]1 days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this [twenty-one (21)][forty-five (45)] day review period; and (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, Executive may revoke this Release in a writing delivered to the General Counsel of the Company, and this Release shall not become effective or enforceable until the revocation period has expired. Executive acknowledges that if he does not revoke this Release during the seven days following the date he signs this Release, then this Release shall become effective on the eighth (8th) day following such date.

Executive and the Company agree that this Release does not apply to: (i) any rights or claims that may arise after the date of execution by Executive of this Release; (ii) any claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); or (iii) claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms, (ii) any rights Executive has to exculpation, indemnification or advancement by the Company or any members of the Company Group or to directors and officers liability insurance coverage, including any such rights set forth in separate indemnification agreements between the Executive and Company all of which shall continue in full force and effect, or (iii) any vested rights Executive has under any Company Group employee benefit plans as a result of Executive’s service with the Company, in accordance with the terms of such plans.

Nothing in this Release restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless

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NTD: To be selected by the Company based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release. This Release does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that Executive has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

This Release is not an admission by the Company Released of any wrongdoing, liability or violation of law.

Executive waives any right to reinstatement or future employment with any member of the Company Group following Executive’s separation from the Company on the Separation Date.

Executive shall continue to be bound by the restrictive covenants contained in Section 4 of the Separation Agreement.

This Release shall be governed by and construed in accordance with the laws of the State of Texas without reference to the principles of conflict of laws.

Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

Executive has executed this Release as of the day and year first written above.

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EXECUTIVE

[Executive Name]

[Signature Page to Release and Waiver of Claims]